Exhibit 10.15

Personal and Confidential

June 26, 2025

Yuji Sekino

Chief Executive Officer

GATES GROUP Inc.

34F Sumitomo Fudosan Shinjuku Grand Tower

8-17-1 Nishishinjuku, Shinjuku-ku

Tokyo, 160-6101 Japan

Re: Financial Advisor

Dear Mr. Yuji Sekino,

D. Boral Capital LLC (“D. Boral”) is pleased to act as exclusive financial advisor for GATES GROUP Inc. (separately or together with its subsidiaries and affiliates referred to herein as the “Company”), in connection with the proposed direct listing of the Company’s equity securities on The Nasdaq Stock Market and the compensation to be received by D. Boral from the Company in consideration for such services. The Company and the D. Boral agree as follows:

1. Description of Services. The Company hereby retains D. Boral and D. Boral hereby agrees from the date of execution of this agreement until December 26, 2025 to (i) serve as exclusive financial advisor to the Company in connection with the direct listing of the Company’s common stock on The Nasdaq Stock Market (the “Listing Services”), commonly referred to as a “Direct Listing” or “Direct Public Offering,” and (ii) provide general financial advisory to the Company at the request of the Company; and D. Boral accepts such retention on the terms and conditions set forth in this Agreement. The date that the Company’s common stock is listed and begins trading on The Nasdaq Stock Market or another national securities exchange as set forth in Section 3(a) of this Agreement shall be referred to as the “Listing Date.”

2. Duties.

(a) In addition to the Listing Services, D. Boral will advise the Company in the Company’s business and will provide the services described on the attached Exhibit A (collectively referred to as the “Advisory Services”) and such other area or areas at the Company’s request, and as the Company may subsequently engage D. Boral.

(b) The Company acknowledges that D. Boral is a broker-dealer registered under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and state law, and a member of the Financial Industry Regulatory Authority (“FINRA”), and a Nasdaq Stock Market LLC member firm. While D. Boral has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, D. Boral’s participation in any actual or proposed offer or sale of Company securities shall be limited to that of D. Boral to the Company and, if applicable, an introducer of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company’s securities shall be handled by the Company or one or more FINRA member firms engaged by the Company for such purposes.

3. Compensation. As consideration for the Listing Services pursuant to this Agreement, D. Boral shall be entitled to receive, and the Company agrees to pay D. Boral, the following compensation:

(a) Upon the successful completion of a “Direct Listing” of the Company’s common stock on The Nasdaq Capital Market (or another national securities exchange if subsequently agreed upon in writing by the Company and D. Boral) during the term of this Agreement, the Company shall pay to D. Boral a fee of US$1,000,000 no later than the Listing Date. The fee payment shall be payable by wire or other immediately available funds, in accordance with the fee schedule appearing in Exhibit B (the “Listing Fee Schedule”). The fees appearing in Exhibit C (the “Advisory Fee Schedule”) shall be earned by and paid to D. Boral by the Company in connection with any Financings or Transactions (as such terms are defined hereafter) undertaken by the Company subsequent to the Direct Listing, the terms of which may be mutually agreed upon under separate advisory, placement agency and/or underwriting agreements. The fees enumerated in Exhibit C are separate and apart from the one-time $1,000,000 fee payment enumerated in Exhibit B.

(b) The Company and D. Boral acknowledge and agree that, in the course of performing Listing Services, and any Advisory Services if applicable, hereunder, D. Boral may, if requested by the Company, communicate with (as the Company’s advisor) or introduce the Company to third parties who may be interested in providing financing to the Company (a “Financing”) or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, a “Transaction”). The Company agrees that if during the Term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement or the Listing Date, whichever is earlier, either the Company or any party to whom the Company was introduced, directly or indirectly, by D. Boral, or who was contacted by D. Boral on behalf of the Company in connection with its Advisory Services for the Company, proposes a Financing or any Transaction involving the Company, then, if any such Financing or Transaction is consummated, the Company shall pay to D. Boral fees in accordance with the Fee Schedule. Such fees shall be payable to D. Boral in cash, and/or by delivery of the Warrants (as defined herein), at the closing or closings of the Financing or Transaction to which it relates. A Financing or Transaction shall be deemed consummated before such date if any agreement in principle which includes material terms of such Financing or Transaction is reached prior to such date even if the closing occurs later.

(c) In addition to payment to D. Boral of the compensation set forth in Section 3(a) hereof, the Company shall promptly upon request from time to time reimburse D. Boral for actual accountable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by D. Boral in connection with its engagement hereunder, in an amount not to exceed $150,000. Additionally, the Company will provide an expense advance (the “Advance”) to D. Boral of US $50,000, which is payable upon the execution of this Agreement. The Advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the Advance shall be returned to the Company to the extent not actually incurred.

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(d) Upon notice from D. Boral and subject to securities regulations, the Company agrees to cause to be paid such portion of D. Boral’s fees to such individuals and entities as may be directed by D. Boral, and any such fees actually paid to third parties as directed by D. Boral shall reduce dollar for dollar, or share for share, the amount of fees owed to D. Boral hereunder. This arrangement shall be affected in lieu of each such third party entering into a separate fee agreement with the Company.

4. Right of First Refusal. As additional consideration for its Listing Services hereunder and as an inducement to cause D. Boral to enter into this Agreement, for a period of twelve (12) months after the Listing Date, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the D. Boral’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to D. Boral for such Subject Transactions; provided, however, that the Right of First Refusal shall be contingent upon D. Boral participating in any such Subject Transaction upon the same terms and conditions which are set forth in a written bona fide offer received by the Company from a third party (“Bona Fide Offer”). At any time within five business (5) days after D. Boral’s receipt of the written Bona Fide Offer, D. Boral may, by giving written notice to the Company, elect to exercise its Right of First Refusal. The failure of D. Boral to give such notice within such 5-business day period will be deemed an election not to exercise its Right of First Refusal solely with respect to the applicable Bona Fide Offer. If D. Boral declines to exercise its Right of First Refusal, the Company shall have the right to proceed with the transaction set forth in the Bona Fide Offer without D. Boral receiving any compensation from transaction set forth in the Bona Fide Offer. In the event that D. Boral does not initially exercise its right of first refusal, and the terms of the Bona Fide Offer thereafter changes, the Company shall provide D. Boral with the revised Bona Fide Offer, and D. Boral shall again have a 5-business day Right of First Refusal to engagement in the proposed offering on such terms. If D. Boral exercises its Right of First Refusal within such 5-business day period, D. Boral shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in the Subject Transaction and the economic terms of such participation. The Company may sell securities directly to its directors and affiliates as provided in the Agreement, so long as no broker-dealer is involved in such a transaction.

5. Tail Financing. D. Boral shall be entitled to the relevant fees set forth in Schedule C for the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by D. Boral to the Company, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time within the eighteen (18) month period following the Listing Date (the “Tail Period”) or if the Listing is not consummated, within twenty-four (24) months from the date of this Agreement.

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6. Lock-Up Agreements. The Company’s directors and officers and any other holder(s) of five percent (5.0%) or more of the outstanding shares of Common Stock as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into shares of Common Stock) shall enter into customary “lock-up” agreements in favor of D. Boral pursuant to which such persons and entities shall agree, for a period of 180 days after the Listing Date, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions. The foregoing restrictions shall also be contained and set forth in the Underwriting Agreement and customary “lock-up” agreements, as applicable.

7. Information. In connection with D. Boral’s activities hereunder, the Company will cooperate with D. Boral and furnish D. Boral upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which D. Boral deems appropriate and will provide D. Boral with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to D. Boral that all Information made available to D. Boral hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to D. Boral will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that D. Boral: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Advisory Services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by D. Boral pursuant to this Agreement may not be disclosed publicly without D. Boral’s prior written consent.

8. Independent Contractor. D. Boral’s relationship with the Company will be that of an independent contractor and nothing in this Agreement will be construed to create an affiliate relationship between the Company and D. Boral. D. Boral has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of the Company. The Company acknowledges and agrees that D. Boral is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s directors, management, stockholders or creditors or any other person by this Agreement or the retention of D. Boral hereunder.

9. Confidentiality. During the Term and for twenty-four (24) months thereafter, both Parties agree to treat all data, material and other information exchange between the parties as confidential. The parties acknowledge that D. Boral may need to retain and disclose certain information relayed to it by the Company for the benefit of regulatory supervision or disclosure and may need to share such information with regulators as requested. Except as and to the extent required by law, neither party will disclose or use, and will direct its representatives not to disclose or use, any information with respect to any data, materials and other information exchanged during the Term of the Agreement, without the express consent of the other party.

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10. Other Activities. The Company acknowledges that D. Boral has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of D. Boral contained in Section 8 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of D. Boral or of any member, manager, officer, employee, agent or representative of D. Boral, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of D. Boral to render services of any kind to any other corporation, firm, individual or association. D. Boral may, but shall not be required to, present opportunities to the Company.

11. Exclusivity. During the Term, the Company agrees that no other investment bank, broker-dealer, financial advisor or similar consultant or firm is or will be authorized by the Company to or will in fact perform services on the Company’s behalf of the type described in this Agreement or which D. Boral is otherwise authorized to perform hereunder, unless agreed upon in writing by D. Boral. No fee payable to any other financial, legal, or other advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to D. Boral. To coordinate our efforts with respect to a possible Financing or Transaction, during the Term, neither the Company nor any representative thereof (other than D. Boral) will engage in discussions regarding a Financing or a Transaction except through D. Boral. If the Company or its management receives an inquiry regarding a Transaction, it will promptly inform D. Boral in writing of such inquiry.

12. Term and Termination. The initial term of this Agreement will be for a period beginning on the date hereof and terminating on the earlier of the Listing Date or six (6) months from the date of this Agreement, unless sooner terminated pursuant to the terms of this Agreement (the “Term”); provided, however, that (a) the Company may terminate this Agreement on or after the one-hundred twentieth (120th) day following the date hereof upon thirty (30) days prior written notice to D. Boral, unless terminated for Cause (as defined below), which may be terminated by the Company immediately upon written notice to D. Boral, and (b) D. Boral may terminate this Agreement on or after the one-hundred twentieth (120th) day following the date hereof upon thirty (30) days prior written notice to the Company. In the event of such termination, the Company shall pay and deliver to D. Boral: (i) all actual accountable compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3, (ii) all compensation which may be earned by D. Boral after the Termination Date pursuant to Section 3, and (iii) shall reimburse D. Boral for all actual accountable expenses incurred by D. Boral in connection with its Advisory Services hereunder pursuant to Section 3, up to a maximum of $75,000. All such fees and reimbursements due to D. Boral pursuant to the immediately preceding sentence shall be paid to D. Boral promptly following the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or Transaction or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3). Notwithstanding the foregoing, no fees or reimbursements described in this Section 11shall be due or payable by the Company to D. Boral if this Agreement is terminated by the Company for Cause. As used in this Agreement, “Cause” shall mean gross negligence, willful misconduct or an uncured material breach of this Agreement by D. Boral of which the Company has provided D. Boral with reasonable notice. Notwithstanding anything expressed or implied herein to the contrary: (i) any other agreement entered into between D. Boral and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5, 6, 12, 13 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 13, 15 and 17 shall survive the termination of this Agreement.

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13. Indemnification. The Company agrees to indemnify D. Boral in accordance with the indemnification and other provisions attached to this Agreement as Exhibit D (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

14. Amendments and Waivers. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by D. Boral and the Company. No term or condition or the breach thereof will be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed. Any waiver or breach of any term or condition will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term or condition. The failure of any party to insist upon strict performance of any term or condition hereunder will not constitute a waiver of such party’s right to demand strict compliance therewith in the future. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15. Notices. All payments, notices, requests, demands and other communications required or permitted hereunder will be in writing and will be delivered personally (which will include delivery by courier or overnight delivery service) or sent by first class mail, postage prepaid, or sent by facsimile transmission to the parties at their respective address set forth on the signature page below or at such other address as will be given in writing by a party to the other parties. Items delivered personally or by facsimile transmission will be deemed delivered on the date of actual delivery; items sent by first class mail will be deemed delivered three (3) days after mailing.

16. Governing Law; Jurisdiction and Venue Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association (“AAA”) under the Commercial Rules of the AAA, and construed in accordance with laws of the State of New York. The following arbitration agreement should be read in conjunction with these disclosures:

(a) ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b) THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

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(d) THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

(e) ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN D. BORAL AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO (i) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (ii) THE RELATIONSHIP OF THE PARTIES HERETO, OR (iii) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

17. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Neither D. Boral nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, on notice to the Company, D. Boral mas assign any right hereunder, or any D. Boral assignee may further assign any right hereunder, to a broker-dealer or office of supervisory jurisdiction controlled by David Boral.

18. Limitation of Liability: In no event shall D. Boral, or any of its affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Exchange Act) be liable to the Company for any incidental, indirect, special or consequential damages (i.e., lost profits) arising out of, or in connection with, this Agreement, whether or not such party was advised of the possibility of such damage. The Company further agrees that the liability limit of D. Boral, or any of its affiliates, directors, officers, employees and controlling persons shall in no event be greater than the aggregate dollar amount which the Company paid to D. Boral during the term of this Agreement.

19. Counterparts. This Agreement may be executed in multiple copies, each of which will be deemed an original and all of which will constitute a single agreement binding on all parties.

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20. Entire Agreement. This Agreement (together with documents and agreements entered into herewith) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement with respect to the subject matter hereof.

21. Representation. By executing this Agreement, Company acknowledges that it understands and agrees that it has been encouraged, and had the opportunity to, consult with its own attorney in connection with this Agreement.

22. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.

23. Publicity. Except as may be required by law, each party agrees that it will not issue press releases or engage in any other publicity with respect to the Direct Listing, without the other party’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. Subject to the Company’s approval, D. Boral may issue a press release regarding the Direct Listing and tag the Company’s name and/or ticker within the body of such press release. If the Company’s approval is granted, the Company specifically permits D. Boral’s press release to appear on the Company’s Yahoo Finance page and allows any press release distributors (i.e. AccessWire, GlobeNewswire, Business Wire, Newswire, Newsfile and/or any others) to pull/distribute D. Boral’s press release and display it on the Company’s Yahoo Finance page.

24. AML Provisions. The USA PATRIOT ACT and other applicable anti-money laundering rules and regulations (collectively, “AML Provisions”) are designed to detect, deter and punish money laundering and terrorist financing activities in the U.S. and abroad. In accordance with the requirements imposed on the D. Boral under the AML Provisions by FINRA and other authorities with jurisdiction over the D. Boral, D. Boral may ask Company to provide various identification documents and/or other information during the transaction process.

25. Disclaimers. The Company agrees that all decisions, acts, actions, or omissions by the Company with respect to the Advisory Services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by D. Boral of Advisory Services hereunder will in no way expose D. Boral to any liability for any such decisions, acts, actions or omissions of the Company.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. Pursuant to the aforementioned advance expense, please wire $50,000 USD of immediately available funds to D. Boral upon execution of this agreement.

Very truly yours,

D. Boral Capital LLC

By:	/s/ Stephanie Hu
Name:	Stephanie Hu
Title:	Co-Head of Investment Banking

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

GATES GROUP Inc.

By:	/s/ Yuji Sekino
Name:	Yuji Sekino
Title:	Chief Executive Officer

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EXHIBIT A

Advisory Services

D. Boral will from time to time, at the request of the Company, consult with and provide assistance to the Company in the following areas but not limited to:

(a)	Apprising itself with the business, operations, assets, liabilities, financial condition, organizational history, capitalization, internal controls, management, and any potential prospects of the Company;

(b)	Assisting management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances and capital requirements;

(c)	Assisting management of the Company with the preparation of the Company’s marketing materials and investor presentations;

(d)	Assisting the Company in broadening its shareholder base in order to satisfy the Company’s public shareholder (round lot) requirement to list on the NASDAQ Capital exchange, including facilitating introductions to potential investors. e;

(e)	Exploring and evaluating financing structures, both direct and alternative, and assisting the Company in developing a strategy for capitalization designed to suit the Company’s financial requirements, potentially with one or more instruments that meet the anticipated requirements of the Company;

(f)	Providing such other financial advisory and investment banking services upon which the parties may mutually agree.

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EXHIBIT B

Listing Fee Schedule

Capitalized terms used in this Exhibit shall have the meanings assigned to such terms in the Agreement to which this Exhibit is attached.

Upon the successful “Direct Listing” of the Company’s common stock on the Nasdaq Capital Market during the Term of this Agreement, the Company shall pay to D. Boral the Listing Fee, a non-refundable fee of $1,000,000 (USD), in consideration for the Listing Services provided by D. Boral to the Company, as follows:

(a)	$1,000,000 (USD) no later than the Listing Date.

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EXHIBIT C

Fee Schedule

Capitalized terms used in this Exhibit shall have the meanings assigned to such terms in the Agreement to which this Exhibit is attached.

(a)	Financing Fees:

(i)	For public equity placements, pay D. Boral a cash fee of seven percent (7%) of the amount of capital raised, invested or committed; and

(ii)	For private equity and equity-linked placements, pay D. Boral a cash fee of eight percent (8%) of the amount of capital raised, invested or committed; and

(iii)	For debt placements, pay D. Boral a cash fee of six percent (6%) of the amount of capital raised, invested or committed.

(b)	Transaction Fees: The Transaction Fees shall be payable to D. Boral in cash at the closing or closings of the Transaction to which it relates and shall be equal to six percent (6%) of Transaction consideration as defined below. The amount of consideration paid in a Transaction shall include, for purposes of calculating such fee, all forms of consideration paid or received, directly or indirectly, by the Company and/or its stockholders in such Transaction, including, without limitation, cash, securities, notes or other evidences of indebtedness, assumption of liabilities (whether by operation of law or otherwise), or any combination thereof. If all or portion of the consideration paid in the Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Company and D. Boral. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation for the Transaction, then the value of such securities shall be determined based upon the closing or last sales price thereof on the date of the consummation of the Transaction. If such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Transaction, then the value thereof shall be the average of the closing prices for the twenty (20) trading days after the fifth trading day after the consummation of the Transaction. In such event, the fee payable to D. Boral pursuant to this Fee Schedule shall be paid on the thirtieth (30th) trading day after consummation of the Transaction. If no public market exists for the common stock, options, warrants or other rights issued in the Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company and D. Boral. If the non-cash consideration paid in the Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to consummation of the Transaction or exists thereafter), the value thereof shall be the maximum liquidation value (without regard to accrued dividends) of the preferred stock or the principal amount of the debt securities, as the case may be. Any amounts payable by a purchaser to the Company, any stockholder of the Company or an affiliate of either the Company or any stockholder of the Company in connection with a non-competition, employment, consulting, licensing, supply or other agreement (or payable by the Company if the Company is the acquiring entity) shall be deemed to be part of the consideration paid in the Transaction. If all or a portion of the consideration payable in connection with the Transaction includes contingent future payments, then the Company shall pay to D. Boral an additional cash fee, determined in accordance with this Fee Schedule, as, when and if such contingency payments are received. However, in the event of an installment purchase at a fixed price and fixed time schedule, the Company agrees to pay D. Boral, upon consummation of such Transaction, an additional cash fee, determined in accordance with this Fee Schedule based upon the present value of such installment payments using a discount rate of ten percent (10%). If with respect to any non-cash consideration the Company and D. Boral are unable to agree on the fair market value thereof, then such value shall be determined by submission of the question to a reputable appraisal firm with experience valuing property of the nature of the subject consideration acceptable to the Company and D. Boral (the fees and expenses of whom shall be borne equally by the Company and D. Boral).

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EXHIBIT D

Indemnification Provisions

Capitalized terms used in this Exhibit shall have the meanings assigned to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless D. Boral and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, D. Boral’s acting for the Company, including, without limitation, any act or omission by D. Boral in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and D. Boral to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by D. Boral of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of D. Boral by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): D. Boral, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

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If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of D. Boral, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by D. Boral in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by D. Boral pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

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